For the period ended 11/30/2006                Series 13,14,15,16,17,18,19,20,21
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection  with USAA  Investment  Trust
Special Meeting of Shareholders on July 19, 2006 was filed with the Securities and Exchange Commission on May 26, 2006 and is hereby incorporated by reference.

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The following  proposals and voting results pertain to one or more series within
USAA Investment Trust (the Company). Shareholders of record on May 26, 2006 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for the entire series of the Company. Votes shown for proposal 2 are for each individual series. All proposals were approved by the shareholders.

PROPOSAL 1
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         Proposal to re-elect Directors:

                                                                  VOTES
         DIRECTORS                          VOTES FOR             WITHHELD
         -----------------------------------------------------------------------

         Richard A. Zucker                  326,660,678           6,558,674

         Barbara B. Dreeben                 326,423,871           6,795,482

         Robert L. Mason, Ph.D.             326,749,557           6,469,795

         Michael F. Reimherr                326,757,132           6,462,221

         Christopher W. Claus               326,747,028           6,472,324

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PROPOSAL 2
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         Proposal to approve plans of reorganization:

                             NUMBER OF SHARES VOTING

                                                      FOR          AGAINST      ABSTAIN    BROKER NON-VOTE
         USAA Cornerstone Strategy Fund              43,319,301      968,301    1,012,767       1,244,961
         USAA Precious Metals and Minerals Fund      11,809,675      389,420      246,289       3,636,368
         USAA International Fund                     24,463,502      591,232      338,369       2,752,783
         USAA Growth and Tax Strategy Fund            7,107,000      101,036      114,214         139,559
         USAA GNMA Trust                             37,907,766      608,570      658,178       1,303,161
         USAA Treasury Money Market Trust           105,547,212    3,848,376    1,822,265           -
         USAA World Growth Fund                      14,250,633      332,812      273,853         514,266
         USAA Emerging Markets Fund                  10,725,271      359,597      188,832       1,922,575
         USAA Balanced Strategy Fund                 31,303,310      539,324      837,939       1,403,492
